EXHIBIT 16

May 21, 2015

Securities and Exchange Commission

450 Fifth Street, NW

Washington, D.C. 20549

We have read Item 4.01, and are in agreement with the statements as they related to our firm being made by U. S Highland, Inc. in Item 4.01 of its Form 8-K dated May 21, 2015, captioned “Changes in Registrant’s Certifying Accountant”.

/s/ Friedman LLP

New York, New York